Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-128696

September 19, 2006

Prospectus Supplement No. 1
To the Prospectus Dated April 3, 2006

of

BULLDOG TECHNOLOGIES INC.

Relating to

9,441,322 Shares of Common Stock of Bulldog Technologies Inc.

This prospectus supplement supplements our prospectus, dated April 3, 2006, relating to the resale by certain selling stockholders of up to 9,441,322 shares of our common stock as follows:

•                  up to 4,480,000 shares of our common stock that may be issued upon the conversion of, as principal repayments on, or as interest payments on certain convertible notes issued in a private placement on February 24, 2006;  and

•                  up to 4,961,322 shares of our common stock that may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on February 24, 2006.

You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

PRIVATE PLACEMENTS

February 24, 2006 Private Placement

The information set forth under the caption “Private Placement — February 24, 2006 Private Placement” in this prospectus on page 20 is supplemented as follows:

Effective August 25, 2006, we have reduced the conversion price for the 6% convertible notes with an aggregate principal of $2,000,000 from $1.00 per share to the lesser of (i) $.05 per share or (ii) 75% of the average of the VWAP for each of the ten (10) trading days immediately prior to the applicable conversion date or principal repayment date, as a result of the anti-dilution adjustments contained therein.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon conversion of or as interest payments on the convertible notes and the exercise of the share purchase warrants.  Because the selling security holders may offer all or only some portion of the 9,441,322 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling security holders upon termination of the offering.

For a description of the convertible notes and share purchase warrants, see the section of the prospectus entitled “February 24, 2006 Private Placement of Convertible Notes and Warrants”.

The following table sets forth certain information regarding the affect of the sale of the February 24, 2006 Convertible Notes by Omicron Master Trust to Portside Growth and Opportunity Fund and Rockmore Investment Master Fund, Ltd. on the beneficial ownership of shares of common stock as of September 19, 2006, and the number of shares of common stock covered by this prospectus.  The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holders.

Other than the relationships described below, none of the selling security holders had or have any material relationship with us within the past three years. Other than as set forth herein, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Security holder and Position, Office or Material Relationship with	Common Shares owned by the Selling	Number of Shares Issuable Upon Conversion of or as interest payments on the Convertible Notes and/or Upon Exercise of the Share Purchase	Total Shares	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding(1)
Bulldog Technologies	Security holder(2)	Warrants(2)	Registered	# of Shares	% of Class
Omicron Master Trust(3)	427,021	256,212	683,233	Nil	0%
Portside Growth and Opportunity Fund(3a)	576,630	309,406	886,036	Nil	0%
Rockmore Investment Master Fund, Ltd(3b)	645,958	271,812	917,770	Nil	0%

(1)           Assumes all of the shares of common stock offered are sold.  There were 31,416,354 common shares issued and outstanding on September 19, 2006.

(2)           The number of shares of common stock listed as beneficially owned by such selling security holder represents the number of shares of common stock currently owned and potentially issuable to such selling security holder and as set forth in the Prospectus Supplement No. 2 to the Prospectus Dated December 30, 2005.  For these purposes, any contractual or other restriction on the number of securities the selling security holder may own at any point have been disregarded.

(3)           The number of shares of common stock listed for such selling security holder includes 150% of the 170,808 shares of common stock (256,212 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $0.05 per share.  Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron.  By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron.  Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock.  As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron.  By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron.  Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  Omicron and Winchester are not

“affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder.  No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(3a)         The number of shares of common stock listed for such selling security holder includes: (i) 200% of the 134,206 shares of common stock (268,412 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $134,206, due August 24, 2007 and (ii) 150% of the 27,329 shares of common stock (40,994 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares.  Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.  The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares purchased by Portside Growth and Opportunity Fund and will receive no compensation whatsoever in connection with sales of shares purchased by Portside Growth and Opportunity Fund.

(3b)         The number of shares of common stock listed for such selling security holder includes: (i) 200% of the 67,009 shares of common stock (134,018 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $67,009, due August 24, 2007, (ii) 150% of the 12,671 shares of common stock (19,006 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 150% of the 79,192 shares of common stock (118,788 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until February 24, 2011 at an exercise price of $0.05 per share.  Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock.  Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of June 19, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund.  By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.